Exhibit 10.2

May 12, 2004

The Special Committee of the

Board of Directors

Aames Financial Corporation

350 South Grand

Los Angeles, CA 90071

Dear Ladies and Gentlemen:

We understand the following with respect to Aames Financial Corporation (“Aames” or the “Company”) and its controlling shareholder, Specialty Finance Partners (“SFP,” which is approximately 99% owned by Capital Z Financial Services Fund II, L.P. and is directly or indirectly controlled by Capital Z Management, LLC or an affiliate thereof). Aames and SFP are contemplating a series of transactions whereby the Company will (or has):

(1)	in February 2004, formed Aames Investment, a wholly-owned corporation that will elect to be taxed as a real estate investment trust (a “REIT”), for U.S. federal tax purposes,

(2)	concurrent with an initial public offering (the “IPO”), cause Aames Investment to cause one of its wholly owned subsidiaries to merge with and into Aames, with Aames as the surviving entity, (the merger of Aames into Aames Investment (and its subsidiary) being referred to hereinafter as the “Reorganization”, and the Reorganization and the IPO are referred to herein as the “Transactions”), and

(3)	upon the aforementioned merger of Aames and Aames Investment, and as part of the Reorganization, each share of outstanding Aames common stock and preferred stock would convert automatically into the right to receive a combination of Aames Investment common stock and cash (except that holders of Aames common stock may elect to receive the merger consideration payable to them in the form of Aames Investment common stock only without any cash payment).

Specifically, with respect to the Reorganization, we understand that as a result thereof each of the holders of the Company’s existing classes of equity securities (including the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, common stock and derivatives thereon) will receive merger consideration in the Reorganization as follows:

(a)	the holders of the Company’s 26.7 million shares of Series B Convertible Preferred Stock will receive merger consideration as if such Series B Convertible Preferred Stock holders had converted (taking into account the 5.1 conversion right) their Series B Convertible Preferred Stock into 6.142 million shares of Company common stock;

(b)	the holders of the Company’s 19.8 million shares of Series C Convertible Preferred Stock will receive merger consideration as if such Series C Convertible Preferred Stock holders had converted their Series C Convertible Preferred Stock into 22.763 shares of Company common stock;

(c)	the holders of the Company’s 59.9 million shares of Series D Convertible Preferred Stock and holders of the 5.0 million warrants to purchase Series D Convertible Preferred Stock will receive merger consideration as if such Series D Convertible Preferred Stock and warrant holders had converted their Series D Convertible Preferred Stock (after paying the exercise price of such warrants with shares of Series D Convertible Preferred Stock) into 74.66 million shares of Company common stock;

(d)

each unvested option to purchase the Company’s common stock with an exercise price less than the amount of consideration to be received in the Reorganization with respect to a share of Company common stock will be converted into the number of restricted stock units of Aames Investment that is economically equivalent

The Special Committee of the Board of Directors

Aames Financial Corporation

May 12, 2004

to the difference between the exercise price of such option and the value of the per share consideration to be received by a share of Company common stock in connection with the Reorganization;

(e)	each vested option to purchase the Company’s common stock with an exercise price less than the amount of consideration to be received in the Reorganization with respect to a share of Company common stock will be deemed to be exercised at the effective time of the Reorganization and will automatically convert into that amount of merger consideration received in respect of a share of Company common stock less the exercise price of such option (but its holder would not be entitled to make an all-stock election with respect to the consideration received for such option unless it is exercised prior to the effective time of the Reorganization);

(f)	any vested option to purchase the Company’s common stock with an exercise price less than the amount of consideration to be received in the Reorganization with respect to a share of Company common stock that is held by certain numbers of management shall be treated as described in (d) above;

(g)	each outstanding warrant or option to purchase Company common stock with an exercise price in excess of the amount of consideration to be received in the Reorganization with respect to a share of Company common stock will be terminated at the effective time of the Reorganization; and

(h)	holders of the Company’s existing common shares will receive merger consideration without any adjustment to the number of outstanding common shares held by them.

Moreover, we understand that the cash payments in the merger will be made from the net proceeds of Aames Investment’s IPO, and it is expected that an aggregate of between $277.5 million and $374 million of consideration in a combination of Aames Investment common stock and cash will be paid to the common and preferred stock holders of Aames 50% in Aames Investment common stock and 50% in cash (other than common stock holders making the one hundred percent stock election as discussed above), based upon the aforementioned formula. We further understand that following the payment of the merger consideration SFP’s voting power will be reduced from approximately 94 percent to less than 25 percent and SFP will have minority representation on the Board of Directors of Aames Investment. For purposes of clarity, this Opinion does not address the fairness, from a financial point of view, to the Company or any of its security holders of the IPO.

We also understand that prior to the effective time of the Reorganization, each option to purchase the Company’s Series E Preferred Stock will be redeemed by the Company for $0.29 in cash.

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address: (i) the Company’s underlying business decision to effect the Transactions, (ii) the relative merits of the different form of consideration offered in the Reorganization, or (iii) the tax consequences of the Transactions or the Reorganization to the Company or its security holders, or (iv) any matter other than those specifically set forth herein. The Opinion is not a recommendation to any holder of Aames Financial Stock as to how such holder should vote with respect to the Reorganization. Our Opinion does not constitute an opinion as to how the prices of the securities of the Company or Aames Investment may trade in the future. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	met with certain members of senior management of the Company to discuss the financial performance and operations of the Company, the Transactions, and long-term plans for the Company, including the capital required to implement its business plans, their assessment of the long term strategic benefits of the Transactions, as well as other matters,

The Special Committee of the Board of Directors

Aames Financial Corporation

May 12, 2004

2.	held discussions with representatives of Friedman Billings Ramsey (“FBR”), the underwriter of the IPO;

3.	held discussions with the Company’s auditor regarding certain accounting- and tax-related issues;

4.	reviewed the following documents:

•	the Company’s Registration Statements on Form S-4 and the Form S-11 filed with the Securities and Exchange Commission (“SEC”) regarding the Transactions, drafts thereto, and the SEC comment letter regarding such filings;

•	the Term Sheet submitted by Capital Z dated January 27, 2004;

•	the Term Sheet from the Special Committee of the Company’s Board of Directors dated May 7, 2004;

•	the Agreement and Plan of Merger, dated as of May 12, 2004;

•	the Agreement for Management Advisory Services, as amended, with Equifin Capital Management, LLC;

5.	reviewed various documents and presentation materials prepared by the Company or its advisors regarding the Transactions;

6.	reviewed the Company’s audited financial statements for the three fiscal years ended June 30, 2003;

7.	reviewed the Company’s un-audited interim financial statements for the three months ended March 31, 2004 and prior period;

8.	reviewed various iterations of the Company-prepared financial models regarding the Transactions;

9.	reviewed various capitalization tables and stock ownership calculations regarding the Company prepared by the Company, both before and after giving effect to the Transactions;

10.	reviewed financial forecasts prepared by the Company with respect to the three years ending December 31, 2006;

11.	reviewed certain financial analysis regarding the Company’s securities that were prepared by Capital Z;

12.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

13.	reviewed the applicable Certificate of Designation of Rights, Preferences and Privileges with respect to the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and warrants to purchase Series D Convertible Preferred Stock and Series E Preferred Stock;

14.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, including publicly traded mortgage originators and real estate investment trusts, and publicly available prices and premiums paid in other transactions that we considered similar to the Transactions; and

15.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

The Special Committee of the Board of Directors

Aames Financial Corporation

May 12, 2004

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Reorganization is fair, from a financial point to view, to the holders of the Company’s common stock other than SFP and its affiliates as the holders of options to purchase the Company’s common stock.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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